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                                                                     EXHIBIT 3.2

                             ARTICLES OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                        RIBOZYME PHARMACEUTICALS, INC.

          Ribozyme Pharmaceuticals, Inc., a company organized and existing under the laws of the State of Delaware (the "Corporation"),does hereby certify:

          FIRST: The name of the corporation is Ribozyme Pharmaceuticals, Inc. ("Company").

          SECOND: The following amendment to the Certificate of Incorporation was adopted by the Board of Directors of the Company by unanimous written consent on March 6, 2000, and adopted by a vote of shareholders on April 19, 2000:

          RESOLVED, that the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), be amended by deleting Article IV(A) in its entirety and substituting the following:

          A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is sixty-five million (65,000,000) shares. Sixty million (60,000,000) shares shall be Common Stock, each having a par value of $.01. Five million (5,000,000) shares shall be Preferred Stock, each having a par value of $.01.

          In all other respects, the Certificate of Incorporation shall remain unchanged.

          IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to the Certificate of Incorporation to be signed by Lawrence E. Bullock, Vice President of Administration and Finance, CFO and Secretary, this 19th day of April, 2000.

                               RIBOZYME PHARMACEUTICALS, INC.


                               By: /s/ Lawrence E. Bullock
                                   -----------------------
                                   Lawrence E. Bullock, Vice President of
                                   Administration and Finance, CFO and Secretary

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